Exhibit 10.1
WAIVER AND AMENDMENT NO. 1 TO
CREDIT AGREEMENT
          This WAIVER AND AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Waiver and Amendment”) is dated as of January 4, 2008 and is by and between THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. (the “Bank”), and THE TALBOTS, INC. (the “Borrower”).
R E C I T A L S
          A. The Bank and the Borrower previously entered into that certain Credit Agreement dated as of March 28, 2007 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), pursuant to which, the Bank has made a term loan to the Borrower in the principal amount of Twenty Million United States Dollars (U.S.$20,000,000.00).
          B. In connection with the restructuring of the Borrower and its Subsidiaries, the Borrower has requested that the Bank waive certain covenants and amend the Agreement to, among other things, permit the Borrower to transfer certain assets to The Talbots Group, Limited partnership (“TGLP”) as more fully described on Schedule A attached hereto (the “Asset Transfer”).
          C. Absent the waiver and amendment contained herein, an Event of Default will have occurred under the Agreement.
          D. The Bank is willing to waive, consent, and amend the Agreement, subject to the execution and delivery of a guaranty by TGLP, guaranteeing all of the obligations of the Borrower under the Agreement and the terms and conditions set forth herein;
          NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), the parties hereto agree as follows:
          Section 1. Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the meanings attributed thereto in the Agreement.
          Section 2. Waiver and Consent.
     Pursuant to the request of the Borrower, but subject to satisfaction of the condition set forth in Section 4 of this Waiver and Amendment, and in reliance upon the representations and warranties of the Borrower set forth Section 5 of this Waiver and Amendment and in the Agreement, the Bank hereby consents to the Asset Transfer and waives any Event of Default arising under Section 13 (b) of the Agreement as a result of the Borrower’s non-compliance with Section 12 (b) of the Agreement as a result of the Asset Transfer, provided that the Borrower shall have consummated the Asset Transfer on or before 5thday of the Borrower’s first fiscal quarter of 2008.
          Section 3. Amendments.
          A. Section 1 of the Agreement is hereby amended by adding the following new definitions in their appropriate alphabetical order to read as follows:

          “Amendment No. 1’ means Waiver and Amendment No. 1 to Credit Agreement dated as of January 4, 2008, by and among the Borrower and the Bank.”
          “Amendment No 1 Effective Date” means the date on which all of the conditions precedent to the effectiveness of the Amendment No. 1 have fulfilled or waived by the Bank.
          “Guarantor’ means (i) TGLP and (ii) each other Person which guarantees all or any portion of the Obligations.”
          “Guaranty” means (i) the Guaranty, dated on or about the Amendment No. 1 Effective Date, made by the TGLP in favor of the Bank and (ii) each other guaranty, in form and substance satisfactory to the Bank, made by other Person in favor of the Bank for the benefit to the Bank.
          “TGLP” means the Talbots Group, Limited Partnership, a Massachusetts limited partnership.
     B. The definition of “Credit Agreement Related Claim” set forth in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Credit Agreement Related Claim’ shall mean any claim (whether sounding in tort, contract or otherwise) in any way related to, arising out of, or connected with, this Agreement, the Term Loan Note, Guaranty or the relationship established hereunder or thereunder, whether such claim arises or is asserted before or after the Agreement Date or before or after the Term Loan Maturity Date.”
     C. The definition of “Material Adverse Effect” set forth in Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:
“Materially Adverse Effect’ shall mean, (i) with respect to any Person, any materially adverse effect on such Person’s assets, liabilities, financial condition, results of operations or business prospects, (ii) with respect to any contract, agreement or other obligation (other than this Agreement, the Term Loan Note, or Guaranty), any materially adverse effect, as to any party thereto, upon the binding nature thereof or the validity or enforceability thereof, and (iii) with respect to this Agreement, the Term Loan Note, or Guaranty any adverse effect, WHETHER OR NOT MATERIAL, on the binding nature, term, validity or enforceability hereof.”
          D. Section 13 of the Agreement is hereby amended by (i) deleting the word “or” at the end of subsection (j), and (ii) adding the following new subsection (l) to the Section 13 of the Agreement.
“(l) the Guaranty shall fail to remain in full force or effect, or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or the Guarantor shall deny that it has any further liability under the Guaranty or any “Event of Default” shall occur under the Guaranty.”
          Section 4. Conditions Precedent. This Waiver and Amendment shall become effective as of January 5, 2008 (the “Amendment No.1 Effective Date”) subject to the following conditions precedent:
          A. (i) the representations and warranties of the Borrower contained herein, and in the Agreement shall be true and correct in all material respects on and as of the Amendment No, 1 Effective Date, (ii) no Event of Default that has not been waived, shall have occurred and be continuing on the date hereof, (iii) no event shall have occurred and be continuing on the date hereof which, but for the lapse of time or giving of notice or both, would constitute an Event of Default, and (iv)payment from the Borrower of a waiver and amendment fee equal to $6,000 . The waiver and amendment fee shall be payable to the Bank on January 4, 2008 in immediately available funds.
          B. The Bank shall have received the following, each in form and substance satisfactory to the Bank:
(i)	This Waiver and Amendment, duly executed by an authorized officer of the Borrower and the Bank.

(ii)	Guaranty duly executed by TGLP.

(iii)	A Certificate of an authorized officer of the guarantor certifying, among other things, as to (i) the organizational documents and by-laws of the Guarantor, (ii) resolutions of the board of directors of such authorizing such Guarantor to execute, deliver and perform the Guaranty, and (iii) the names and signatures of the officers of such Guarantor to execute the Guaranty;

(iv)	A certificate of the appropriate official(s) of the state of organization of the Guarantor certifying as of a recent date not more than 30 days prior to the Amendment No. 1 Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Guarantor in such states.

(v)	Such other agreements, instruments, approvals, opinions and documents as the Bank may reasonably request.

(vi)	All legal matters incident to the Waiver and Amendment shall be satisfactory to the Bank and its counsel.
          Section 5. Representations and Warranties of the Borrower. (a) The Borrower hereby represents and warrants to the Bank as follows:
(i)	The Borrower has the power, and has taken all necessary action to authorize the Borrower, to execute and deliver this Waiver and Amendment and to perform its duties and obligations under the Agreement, as amended by this Waiver and Amendment in accordance with their respective terms. This Waiver and Amendment has been duly executed and delivered by a duly authorized officer of the Borrower, and this Waiver and Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)	The execution and delivery of this Waiver and Amendment and the performance of the Agreement, as amended hereunder do not and will not (A) contravene the Borrower’s by-laws or articles of incorporation, (B) require any governmental approval or any consent, waiver or other approval that has not been obtained already or (C) violate, conflict with, result in a material breach of, or constitute a material default under, (1) any contractual restriction, lease, instrument, agreement, indenture or mortgage to which the Borrower or any of its properties may be bound or (2) any law applicable to the Borrower.

(iii)	There are not, to the best of the Borrower’s knowledge, in any court, before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings, pending or threatened against or in any other way relating to or affecting (A) the Borrower or any of its properties or (B) the Agreement, as amended hereunder, except actions, suits or proceedings, that, if adversely determined, would not, singly or in the aggregate, have a materially adverse effect on the financial condition of the Borrower or the Agreement as amended by this Waiver and Amendment.
               (b) The Borrower hereby represents and warrants for the benefit of the Bank that no Event of Default has occurred or is continuing under the Agreement.
          Section 6. Reference to, and Effect on, Agreement.
A.	The Agreement (except as specifically amended herein) shall remain in full force and effect and said Agreement is hereby ratified and confirmed in all respects by each of the parties hereto.

B.	The execution, delivery and effectiveness of this Waiver and Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under, nor constitute a waiver of any provision of, the Agreement.

C.	The waiver granted in Section 2 shall be effective only in this specific instance and for the specific period set forth herein. Except as set forth herein, the Bank has not waived any Default or Event of Default or any other breach or default (in each case, howsoever defined) under the Agreement or any other documents in connection therewith, nor any right or remedy that the Bank may have thereunder or under applicable law, all of which rights and remedies are expressly reserved.
          Section 7. Execution in Counterparts. This Waiver and Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and each of which taken together shall constitute one and the same instrument.
          Section 8. Governing Law. THIS WAIVER AND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

          IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed by their duly authorized officers as of the day and year first written above.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., acting through its New York Branch

By	/s/ Ryoichi Shinke

Name:	Ryoichi Shinke
Title:	SVP & Manager

THE TALBOTS, INC.

By	/s/ Edward L. Larsen

Name:	Edward L. Larsen
Title:	Senior Vice President, Finance Chief Financial Officer

Schedule A
To
Waiver and Amendment No. 1 to Credit Agreement
The assets and liabilities of The Classics, Chicago, Inc. will be merged into The J. Jill Group, Inc., with The J. Jill Group, Inc. as the survivor. The J. Jill Group, Inc. will later be merged into the newly formed The Talbots Group Limited Partnership.
Significant assets being transferred include:
•	The Talbots, Inc. tradenames and trademarks, with a book value of approximately $76 million;

•	Other assets of The Classics Chicago, including cash, intercompany receivables, and deferred tax assets; and

•	Liabilities, including taxes payable and deferred tax balances.
The Talbots, Inc. will transfer certain of its assets and liabilities to The Talbots Group Limited Partnership. Significant assets being transferred include the following:
•	The Company’s Hingham, Massachusetts Corporate Office: land, building, improvements, furnishings and software utilized by the Company’s merchandising and shared services functions;

•	The Company’s New York Product Development Office: leasehold improvements and furnishings utilized by the Company’s product development function;

•	Certain assets and liabilities related to the Hingham, Massachusetts Corporate Office and the Company’s New York Product Develop Office, allocable to the merchandising and shared services employee populations;

•	The Goodwill currently ascribed to The Talbots, Inc.; and

•	Liabilities allocable to the Company’s Hingham, Massachusetts Corporate Office and the Company’s New York Product Development Office.